EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the inclusion of our exhibit letter dated January 23, 2026, in the Annual Report on Form 10-K of Permian Resources Corporation (the "Company") for the year ended December 31, 2025. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our exhibit letter dated January 23, 2026, into the registration statement (No. 333-292601) on Form S-8 and registration statement (No. 333-292603) on Form S-3 of the Company, including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas
February 26, 2026